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Exhibit 8.1

(202) 274-2000

October 12, 2004

Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts 02445

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Brookline Bancorp, Inc., a Delaware corporation ("Brookline"), including the proxy statement of Mystic Financial, Inc., a Delaware corporation ("Mystic"), forming a part thereof, relating to the proposed merger (the "Merger") of Mystic with and into Brookline pursuant to the Agreement and Plan of Merger, by and between Brookline and Mystic, dated as of July 7, 2004.

        We have participated in the preparation of the discussion set forth in the section entitled "Proposal I—The Proposed Merger—Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the Merger, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Luse Gorman Pomerenk & Schick, P.C.

                      Luse Gorman Pomerenk & Schick, P.C.

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  Exhibit 8.1